EXHIBIT 8.1

MFC INDUSTRIAL LTD.

LIST OF SIGNIFICANT SUBSIDIARIES AS AT APRIL 1, 2013

	Country of Incorporation	Beneficial Interest(1)
MFC Commodities GmbH	Austria	100%
MFC Trade & Financial Service GmbH	Austria	100%
IC Managementservices GmbH	Austria	100%
Compton Petroleum Austria GmbH	Austria	100%
International Trade Services GmbH	Austria	100%
MFC Metal Trading GmbH	Austria	100%
Compton Petroleum Corporation	Canada	100%
Kasese Cobalt Company Limited	Uganda	100%
ACC Resources Co., LP	United States	80%(2)
ACC Resources S.R.L.	Argentina	80%(2)
Possehl Mexico S.A. de C.V.	Mexico	60%
AFM Aluminiumfolie Merseburg GmbH	Germany	55%
MAW Mansfelder Aluminiumwerk GmbH	Germany	55%
MFC (A) Ltd	Marshall Islands	100%
MFC (D) Ltd	Marshall Islands	100%
Brock Metals s.r.o.	Slovakia	100%
M Financial Corp.	Barbados	100%
Mednet (Shanghai) Medical Technical Developing Co., Ltd	China	90%
Hangzhou Zhe-er Optical Co. Ltd	China	46%
MFC Corporate Services AG	Switzerland	100%
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Notes:
(1)	Percentages rounded to nearest whole number.
(2)	Includes a 10% interest that is to be acquired and paid for in November 2013 pursuant to the agreements underlying our acquisition of ACC
Resources Co., L.P.in 2012.